Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-217596) on Form S-3 of CVS Health Corporation of the reference to our firm under the heading “Independent Registered Public Accounting Firm”, related to our audits of the consolidated financial statements and schedule of Aetna Inc. and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017 and Aetna’s management’s assessment of effectiveness of Aetna’s internal control over financial reporting as of December 31, 2017.

/s/ KPMG LLP

Hartford, Connecticut

March 6, 2018